Exhibit 99.1

Investor Presentation February 2018

Forward Looking Statements
This presentation includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “hope,” “may,” “potential,” “upside,” “seek,” “continue,” and other similar expressions.
Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the failure of the parties to satisfy conditions to completion of the proposed Merger, including the failure of the Company’s stockholders to approve the proposed Merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; changes in the business or operating prospects of the Company or its businesses; changes in health care and other laws and regulations; the impact of the announcement of, or failure to complete, the proposed Merger on our relationships with employees, customers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).
Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.
Additional Information and Where to Find It
The Company has filed with the SEC a preliminary proxy statement and will file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed Merger. We urge investors and security holders to read the proxy statement when it becomes available because it will contain important information regarding the proposed Merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when it is available) and other documents filed by the Company with the SEC relating to the proposed Merger for free by accessing the Company’s website at www.kindredhealthcare.com by clicking on the link for “Investors”, then clicking on the link for “SEC Filings.”
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the proposed Merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about the Company’s directors and executive officers in the Company’s preliminary proxy statement, which was filed with the SEC on February 5, 2018. You can obtain free copies of these documents from the Company using the contact information above.

Table of Contents
1 Overview of Transaction
2 Robust 18-Month Strategic Review and Exploration of Interest
3 Operating, Regulatory and Reimbursement Headwinds and Risks

Overview of Transaction

Transaction Delivers Superior Risk-Adjusted Value to Kindred Stockholders
TPG Capital (“TPG”), Welsh, Carson, Anderson & Stowe (“WCAS”) and Humana Inc.
(“Humana”) (collectively the “Consortium”), to acquire Kindred for $9.00 per share in cash
ïƒ¼All cash offer at a significant 27% premium to Kindred’s 90-day volume weighted average price
(“VWAP”)(1)
ïƒ¼Concludes robust strategic review process to maximize value, involving 15 financial sponsors and 3 strategic parties
ïƒ¼Results in superior risk-adjusted value and certainty to all other evaluated opportunities including the standalone plan
ïƒ¼Provides certain cash value in a challenging operating, regulatory and reimbursement environment compounded by Kindred’s high financial leverage
ïƒ¼Unanimous approval from Kindred’s Board of Directors(2)
Note: 1. VWAP as of December 15, 2017, the last trading day prior to news reports regarding a potential transaction.
2. Sharad Mansukani recused himself from this process due to existing relationship with TPG.

Offer Premium in Precedent Transactions
$9.00 per share all cash offer represents a 27% premium to Kindred’s 90-day VWAP(1)
Precedent healthcare services transactions between $3B and $10B with all cash consideration(2)
50.3%
43.8%
29.9% (4) 27.0% 27.6%
Median: 21.9%
20.0%(3) 21.9%
19.2% 17.4%
9.1%
19-Dec-2017 09-Jan-2017 09-Jan-2017 31-Oct-2016 09-Aug-2016 27-Oct-2015 04-Aug-2015 21-May-2015 30-Mar-2015 12-Jan-2015
All cash offer delivers a significant premium
Source: Company filings, Wall Street Research, Bloomberg and FactSet.
1. VWAP as of December 15, 2017, the last trading day prior to news reports regarding a potential transaction. 2. Implied premiums paid on precedent transactions based on 90-VWAP to the earlier of: unaffected 3 or announcement date. 3. Based on pre-rumor date of 10/3/16. 4. Unaffected price based on 4/21/15 close, the day prior to rumors that the company was looking for a potential buyer.

Now Is the Right Time to Enter into a Transaction to Maximize Stockholder Value
Transaction removes risk and volatility from stockholders related to:
• Reimbursement uncertainty
— Further headwinds from potential Medicare rate reductions as “pay-for” for tax cuts
• Financial leverage
• Challenging operating environment
Transaction monetizes home health and hospice assets during a period of record valuations
• These valuation levels are exposed to possible downward revision given reimbursement changes signaled with the HHGM proposal and tax reform
Significant near- to intermediate-term debt maturities that require refinancing, potentially in a rising interest rate environment
• Transaction eliminates this overhang for stockholders

Now Is the Right Time to Enter into a Transaction to Maximize Stockholder Value (continued)
Restructuring essentially complete, benefits included in Company’s 2018 guidance, and impact already reflected in Kindred’s pre-transaction valuation
• Skilled nursing divestiture, cost reductions, as well as lease and insurance restructurings
Kindred faces persistent labor cost pressure, especially in a full-employment environment
Kindred’s high leverage:
• Amplifies impact of reimbursement and operational headwinds and risks
• Significantly constrains ability of Kindred to pursue opportunities
• Negates near-term benefits from federal tax reform
Uncertain reimbursement environment due to federal budget deficits from tax reform

Wall Street Research Commentary Following Q3 2017 Earnings Release

After reporting Q3 2017 results, the median 12-month price target for Kindred was $8.00 per share from 6 Wall Street analysts

MIZUHO --*November 7, 2017*

"Home health needs to grow, ...As this segment is the single biggest contributor to EBITDAR, it's important KND get it right and start growing this business again. We're not bashing, we're saying...**We're leaving our PT unchanged at $7.50**, along with our Neutral rating. **There still isn't a clear strategy here other than survival**. While that's laudable, in our view, it's not the basis of a Buy rating."

"Between the September and October moves of cash from sub to parent, KND generated $281mm of cash and used that cash to repay its $900mm ABL in full...**On the flip side, this is a one-time strategy for the bulk of the cash it can generate**, even if there is some forward upside at much more modest levels."

STIFEL --*November 19, 2017*

"We **expect the share price and earnings to remain volatile** as the company tries to restructure its balance sheet and reposition its various business lines."

"**We see Kindred having challenges on several fronts** of its business. Its home health and hospice business, which was the engine for growth, may be constrained while downside risk remains in its hospital business, where new patient criteria is constraining volumes and pressuring margins on negative mix shift and longer length of stay."

J.P.Morgan --*November 7, 2017*

"While we appreciate the diversification strategy that KND's management has pursued...**we remain cautious** with respect to the EBITDAR impact of Medicare's new LTAC admission criteria (2016-18). In addition, we believe CMS's BPCI program and joint replacement bundled payment demonstration are only the beginning **wave of value purchasing initiatives that will pressure admissions and/or length-of-stay on LTACs and IRFs.**"

Bank of America Merrill Lynch --*November 7, 2017*

"Our **$7.50 PO represents 7.9x 2018E EBITDAR** minus MI estimate PF the $280m cash from the insurance sub used for debt paydown in Oct 2017. The multiple would be **at the high end of the historical valuation range (5.5x-8.0x)**...The business post the Gentiva acquisition should generate better cash flows and is better positioned if payment models move towards bundled payments. However, **we remain concerned about the risk of additional reimbursement pressure with post-acute providers most at risk. In addition, even after the SNF business sale, KND remains highly levered.**"

RBC Royal Bank --*November 8, 2017*

"Home Health segment achieved modest topline growth, though **margins declined on** storm disruption and **payor mix shift from Medicare to managed care and commercial.**"

"**SNF exit remains on track for completion** by year-end, with 75% of the platform divested to date...The **company also remains on track with parallel initiatives**, including the removal of $100MM of SNF-related costs by year-end."

Deutsche Bank --*November 6, 2017*

"[Kindred at Home] segment core EBITDAR was down 4.9% to $101 mln as a result of the Hurricanes and **patient mix shift in home health from Medicare to managed care and commercial patients.**"

"Hospital revenues were down $86 mln (14.6%) Y/Y to $503 mln primarily due to the sale/closure of 21 LTACs (accounting for $70 mln of the decline), the hurricanes ($2.8 mln), **the impact of LTAC patient criteria, and lower volumes.**"

"Our price target is **unchanged at $9.**"

Source: Wall Street Research.

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Wall Street Research Commentary Following Transaction Rumors and Announcement

After WSJ Rumors on 12/17/2017, 5 Wall Street analysts provided reports on the Transaction

MIZUHO *--December 18, 2017*

"...Updating our SOTP for our current segment estimates and better multiples in HH and rehab (HHGM went away, rehab doing well) as **baseline comp multiples have improved, we (lo and behold) get to $9.00, consistent with the WSJ's $9.00."**

"...**We'd be grateful to get [the $9 offer price] given that Medicaid/Medicare cuts may be looming to pay for tax reform.**"

"**Splitting the company makes sense to us,** especially as KND in our view never really was able to articulate a reason to stay together (no incremental volume seems to be flowing from IRFs to HH, for example) after bundling took its toll on SNFs."

"**If [the transaction] doesn't happen, we think the company is likely still only worth $7.50. But the split seems so compelling to us that we'll assume the parties figure it all out.**"

J.P.Morgan *--December 18, 2017*

"Given the reported duration of these discussions and **KND's ongoing operating difficulties, we do not envision a superior bid emerging.**"

"The reported $9/share price and $4bn EV valuation equates to ~8x our 2018 EBITDA estimate, which may seem disappointing to those that ascribe 12x or more to HHA/hospice operations, but the price may be impacted more by the outlook for KND LTAC segment and the adverse capital structure (with~$300m of annualized rent expense). Valuing KAH/LTAC/Rehab at 10/7/7x and capitalizing rents at 8x yields an equity value of ~$9-10/share."

Bank of America Merrill Lynch *--December 18, 2017*

"We note that while $9/share only represents a 5% premium to Friday's close, **it represents a significantly higher premium to the $6 range KND's stock was trading** in prior to reporting Q3 results."

"We are moving to No Rating on KND, as **we believe that the stock is no longer trading on fundamentals.**"

RBC Royal Bank *--December 19, 2017*

"We raise our price target to $9 from $8.50, and **believe management has obtained maximum value here.**"

"Given the complexity of the strategic and financial transaction and the size of the enterprise (and transaction costs) relative to the equity, **we do not see any realistic opportunity for shareholders to get a higher price.**"

Deutsche Bank *--December 18, 2017*

"So in short – we can see it both ways – **$9 per share seems fair in the context of the substantial Medicare reimbursement challenges the company must navigate over the next 12-18 months** while conversely $9 might also seem very low one year from now if management executes on its 2018 financial outlook."

Source: Wall Street Research.

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Robust 18-Month Strategic Review and Exploration of Interest

Robust Strategic Review to Maximize Value

Rigorous Governance Process	• Board of Directors / Transaction Committee **met 20+ times between December 2016 and December 2017** to evaluate strategic alternatives • Process was led by a Transaction Committee comprised of **4 non-executive directors**, Phyllis Yale (Chairman of the Board), Paul Diaz, Joel Ackerman and Richard Goodman[1] • Retained financial and legal advisors to assist in the evaluation of alternatives and conduct a sale process
Expansive Outreach to Buyers	• Kindred received inbound interest from a potential buyer in November 2016 following the announcement of the planned divestiture of the SNF business • Subsequently, the Company and its advisors contacted or received inbounds from **15 financial sponsors and 3 strategic parties** • Received **6 preliminary non-binding proposals** for a potential acquisition of Kindred — Of those, **only the proposal from the Consortium** materialized into a credible alternative
Alternatives Reviewed	• Reviewed **20+ alternatives, including divestitures, spin-offs, acquisitions, capital raises and maintaining status quo** • Significant bond breakage (>$120mm[2]) and refinancing costs, taxes, dis-synergies and other potential friction and transaction costs substantially reduced the attractiveness and value of other alternatives • Certain limitations under Kindred's leases added potential complexity and cost
Publicly Speculated Process	• News media reported rumors of a potential sale of Kindred in April 2017 • **No additional bidder emerged** in the 8 months following the rumor

1. *Overview of Board members provided on page 18.*
2. *Based on implied cost as of 12/18/17.*

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8

Key Structural Considerations in Evaluation of Alternatives
Kindred’s Board reviewed the following factors extensively in order to assess their impact on value proposition and feasibility:
ï,— Capital constraints limit opportunity to pursue more aggressive growth strategies
Capital
Structureï,— Pursuing various sale or spin-off alternatives could trigger significant debt breakage costs in addition to costs and uncertainty associated with issuing new financing
ï,— Separation of certain business lines would likely result in material tax leakage
Tax
Positionï,— No near-term benefit from federal tax reform expected given Kindred’s leverage profile
ï,— Separation of business lines may require consents and / or payments under Kindred’s leases
Facility Lease
Obligationsï,— Lease obligations further constrain flexibility and reduce the attractiveness of certain alternatives
ï,— Potential revenue and cost dis-synergies from separation of Kindred business lines
Other
ï,— Risk around valuation and trading of Kindred following divestiture of certain business lines
ï,— Parties that had expressed interest in a transaction have since dropped out
The Board considered these key structural factors in its review of strategic alternatives…

Broad Range of Alternatives Considered by the Board
ï,— Delivers premium and certainty of value to stockholders
Sale of Entire
Companyï,— Removes exposure to near-term regulatory uncertainty and financial volatility
Sale or Spin of ï,— Significant dis-synergies likely from separation, which coupled with considerable transaction leakage (i.e.
One or More tax, refinancing), erodes value that would be delivered to stockholders
Business Linesï,— Increases financial risk at remaining Kindred business if cash proceeds used for debt repayment are unable to offset dis-synergies and loss of earnings
ï,— Material doubts exist around the feasibility given regulatory, tax and capital structure related factors
Reverse
ï,— High leverage, dis-synergies and uncertainty around trading of remaining Kindred business would further
Morris Trust
limit attractiveness of any benefits realized
Financial wï,— Issuing equity would help delever, but the resulting dilution to existing stockholders and limited market Deleveraging depth would make it uneconomical to raise meaningful levels of cash Alternativesï,— Historical trading volatility and near-term headwinds on broader sector further reduce viability
ï,— Stockholders remain exposed to elevated levels of stock price volatility stemming from high leverage and
Continuing as
challenging operating, regulatory and reimbursement environment
Standalone Company
ï,— Capital constraints limit means to pursue attractive opportunities
…and concluded that the transaction with the Consortium delivers superior value and certainty to all other evaluated opportunities

Transaction is the Culmination of a Thorough Process

Kindred undertook an 18-month review of alternatives

Kindred Stock Price Performance



Significant Kindred / Industry Event
Quarterly Earnings Announcement
Board of Directors / Transaction Committee Meeting **(21 meetings in total)**
$12.00
$9.00 Offer
$8.00
$4.00
11/1/2016
2/10/2017
5/26/2017
9/6/2017
12/19/2017
A
B
C
D
E
F
G
H
I
J
K
L
M
N

- **A** **11/7/16:** Announced Q3'16 earnings and intent to exit SNFs
- **B** **11/14/16** Announced an agreement with Ventas to facilitate SNF exit
- **C** **11/28/16:** Received proposal from financial sponsor
- **D** **2/27/17:** Reported Q4'16 earnings
- **E** **4/19/17:** Mergermarket reported rumors of a potential sale
- **F** **5/3/17:** Reported Q1'17 earnings
- **G** **7/25/17:** CMS announced proposed Home Health Groupings Model ("HHGM")
- **H** **8/3/17:** Reported Q2'17 earnings; withdrew 2017 earnings guidance
- **I** **11/1/17:** CMS announced HHGM proposal will not be finalized for 2019
- **J** **11/6/17:** Announced Q3'17 results; lowered 2018 earnings guidance
- **K** **11/6/17:** Announced $281mm of cash generated from insurance restructuring
- **L** **11/16/17:** Almost Family and LHC Group announced merger
- **M** **12/6/17:** Optum announced acquisition of DaVita Medical Group
- **N** **12/19/17:** Announced sale to TPG, WCAS and Humana

Source: Company filings, Wall Street research, Mergermarket and FactSet.

Kindred Healthcare 11

Operating, Regulatory and Reimbursement Headwinds and Risks

Provides Certain Cash Value in Challenging Operating Environment

Board taking proactive steps to maximize value in light of risks and uncertainty

Reimbursement Headwinds

- Uncertainty and wide range of potential outcomes
- High stock price volatility while transitioning businesses to new reimbursement environments
- Increased uncertainty and risk due to projected federal budget deficits arising from tax reform
- Potential for deteriorating payor mix with Medicare Advantage penetration

Labor Pressures

- Labor-intensive business model at risk of further margin pressure from wage inflation due to caregiver shortages in an economy already experiencing abnormally low levels of unemployment
- Salaries, wages and benefits related to patient care represent ~55% of revenue[1]

Capital Structure

- Kindred's balance sheet constrains its ability to pursue attractive opportunities
- Current net leverage of 6.3x LTM Adj. Core EBITDA[2,3] is higher than most peers
- High leverage increases volatility of Kindred's stock price and increases vulnerability to adverse economic and industry conditions and other factors impacting performance
- Entering period in which components of capital structure will need to be refinanced

Strategic Transformation / Portfolio Optimization

- Strategic divestitures / repositioning initiatives may involve near-term earnings dilution and volatility
- Existing capital structure and leases could result in significant friction costs

Complex Business Model

- Focus on potential downside risks has hindered Kindred's long-term strategic repositioning
- Multiple lines of business with different drivers and reimbursement outlooks add complexity
- Post-acute care industry faces volume challenges, especially with Medicare

Transaction eliminates risks in operating in rapidly evolving operational, regulatory and reimbursement environment

1. *Based on results reported for 9 month period ending 9/30/17 (Q3 2017) and exclude any labor-related expenses reflected in general & administrative line item ("G&A").*
2. *Net leverage is defined as the ratio of (i) reported debt, including both the long term and current portions, less cash and cash equivalents,, each as of September 30, 2017, adjusted to reflect $251 million of cash proceeds from the Company's insurance restructuring initiative received in the fourth quarter of 2017, divided by (ii) LTM Adj. Core EBITDA.*
3. *LTM Adj. Core EBITDA is defined as reported core earnings before interest expense, income taxes, depreciation and amortization, all for the trailing twelve month period ended September 30, 2017, adjusted to add back $3 million of LTACH closure costs and $16 million of estimated hurricane impact reported in the period, plus an additional $20 million to retroactively reflect the estimated full-year benefit of overhead reductions associated with divestiture of the Company's Skilled Nursing Facility business, which were primarily implemented in the fourth quarter of 2017.*

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Regulatory Environment Remains Pressured
ï,— Persistent reimbursement headwinds for all post-acute care providers as policymakers seek to lower
Post-Acute growth in post-acute care spending and reduce variation in post-acute care costs
Reimbursement
ï,— Continued pressure to reduce post-acute care utilization from Medicare Advantage payers, ACOs
Headwinds
and bundle holders
ï,— Post-acute care providers are compelled to position themselves as the lowest-cost solution and demonstrate better-quality outcomes versus peers
ï,— MedPAC’s latest recommendation to Congress for post-acute 2019 rates includes the following: MedPAC’s Latest — LTACH payment update eliminated (implies reduction in rate) Recommendation — Home Health payment rates reduced by 5%
to Congress
— Hospice rate update eliminated (implies reduction in rate)
— Medicare IRF PPS rates reduced by 5%
ï,— MedPAC further proposes to base payments on a mix of setting-specific weights and unified post-acute care weights in FY19 for all post-acute care providers
ï,— As a result of sequestration, Medicare would face a 4% cut which equates to $25 billion in the first
Tax Reform year, according to a report by the nonpartisan Congressional Budget Office(1)
Potential Impact
to Medicare & ï,— Annual amount could increase in subsequent years depending on the size of the deficit and
Medicaid Medicare’s budget
ï,— On December 6, 2017, House Speaker Paul Ryan discussed tackling the debt associated with tax reform by stating, “it’s the health care entitlements that are the big drivers of our debt, so we spend more time on the health care entitlements — because that’s really where the problem lies…”
Source: Wall Street Research, MedPac, The Wall Street Journal.
1. Per CBO report by Keith Hall on 11/13/2017. 13

Reimbursement & Operational Overhang Impact Financial Performance

- Significant challenges to forecasting: Difficult operating environment to persist over the foreseeable future with reimbursement challenges expected across all segments
- Reimbursement changes in the form of rate cuts are challenging to mitigate without accompanying structural / methodology changes
- Rate cut impact to earnings magnified by low net margin profile
- Potential wage inflation due to caregiver shortages in a full-employment environment

Contextualizing Hypothetical Impact of Reimbursement Cuts and Wage Inflation to LTM Adj. Core EBITDA at 9/30/17[1,2,3]

$ in millions



Illustrative Headwind as % of LTM Adj. Core EBITDA at 9/30/17(3)
–
6.7%
10.3%
13.4%
$468
$437
$420
$406
LTM Adj. Core EBITDA @ 9/30/17(3)
1.0% Medicare Cut Across All Segments ($31mm Headwind)(4)
1.0% Medicare Cut & 0.5% SWB Inflation ($48mm Headwind)(4,5)
2.0% Medicare Cut Across All Segments ($63mm Headwind)(4)
Net Leverage(6)
6.3x
6.7x
7.0x
7.2x

Source: Company filings.
1. Assumes 100% of revenue impact to reported core earnings before interest, income taxes, depreciation and amortization ("EBITDA").
2. Excludes impact of LTACH Phase II Criteria.
3. See definition of "LTM Adj. Core EBITDA" on page 12, note 3.
4. Illustrative sensitivity case due to sequestration. Impact based on YTD 3Q17 Medicare payor mix before eliminations (52% of total) applied to LTM revenue at 9/30/17.
5. Inflation impact based on YTD 3Q17 salaries, wages, and benefits expense, excluding any labor-related expenses reflected in general & administrative line item ("G&A"), equal to 55% of revenue applied to LTM total revenue at 9/30/17.
6. See definition of "Net leverage" on page 12, note 2.

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14

High Leverage Drives Meaningful Volatility to Stockholders

Kindred remains levered in excess of 6x, despite the infusion of near-term liquidity from its insurance restructuring

Kindred Net Leverage Ratios



5.0x
5.6x
6.3x
2015 FY(1)
2016 FY(2)
LTM @ 9/30/17(3)

Overview of Upcoming Maturities(4)



$ in million
ABL Facility Availability (5)
Term Loan
8.000% Notes
6.375% Notes
8.750% Notes
$900
$750
$1,313
$500
$600
2018
2019
2020
2021
2022
2023

Leverage ratios have increased following acquisition of Gentiva primarily due to reimbursement headwinds in LTACH business

Given Kindred's existing leverage profile and resulting interest expense, **no near-term benefit is expected from federal tax reform**

Upcoming maturity wall in successive years requires Kindred to refinance in short to medium term

Prior to sale process rumors, Kindred's notes traded at significantly higher yields / discount to par, suggesting increased borrowing costs to come

Source: Company filings and Bloomberg data.

1. *Net leverage is defined as the ratio of (i) reported debt, including both the long term and current portions, less cash and cash equivalents divided by (ii) Core EBITDA as originally reported, plus the January 2015 core EBITDA results of Gentiva, the period prior to the completion of the Gentiva acquisition.*
2. *Net leverage is defined as the ratio of (i) reported debt, including both the long term and current portions, less cash and cash equivalents divided by (ii) Core EBITDA as originally reported.*
3. *See definitions for net leverage and LTM Adj. Core EBITDA on page 12, notes 2 and 3.*
4. *All debt balances as of 9/30/17 except the ABL facility, which has been adjusted to reflect $251 million of cash proceeds from the Company's insurance restructuring initiative received in the fourth quarter of 2017.*
5. *Reported ABL facility balance of $156mm as of 9/30/17 adjusted to reflect pay down from $251 million of cash proceeds from the Company's insurance restructuring initiative received in the fourth quarter of 2017.*

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15

Roadmap to Completion
ïƒ¼Secured fully underwritten financing on signing
ïƒ¼Submitted Hart–Scott–Rodino (“HSR”) filingsïƒ¼Filedpreliminary proxy statement
ï±Obtain stockholder approval at special meeting in April / Mayï±Obtain state regulatory approvalsï±Expected to close transaction in Summer 2018

Transaction Delivers Superior Risk-Adjusted Value to Kindred Stockholders
ïƒ¼All cash offer at a significant 27% premium to Kindred’s 90-day VWAP(1)
ïƒ¼Concludes robust strategic review process to maximize value, involving 15 financial sponsors and 3 strategic parties
ïƒ¼Results in superior risk-adjusted value and certainty to all other evaluated opportunities including the standalone plan
ïƒ¼Provides certain cash value in a challenging operating, regulatory and reimbursement environment compounded by Kindred’s high financial leverage
ïƒ¼Unanimous approval from Kindred’s Board of Directors(2)
Note: 1. VWAP as of December 15, 2017, the last trading day prior to news reports regarding a potential transaction.
2. Sharad Mansukani recused himself from this process due to existing relationship with TPG.

Appendix

Kindred's Board of Directors

Kindred has an experienced and diversified board of directors

Phyllis Yale*



- 8 years on Kindred's Board, 3 years as Chair
- Advisory Partner, Bain & Company
- Chairman, Blue Cross Blue Shield of Massachusetts
- Director DaVita
- Former Director, ValueOptions, National Surgical Hospitals

Joel Ackerman*



- 9 years on Kindred's Board
- CFO, DaVita
- Chairman & Former CEO of Champions Oncology
- Former Senior Portfolio Fellow with the Acumen Fund
- Former Managing Director and Head of Healthcare Services, Warburg Pincus
- Former Director, Coventry Health Care

Paul Diaz



- 16 years on Kindred's Board
- Former Executive Vice Chairman and CEO of Kindred
- Director, DaVita
- Partner, Cressey and Company
- Director, Performance Health

Richard Goodman*



- 4 years on Kindred's Board
- Director, Adient, The Western Union Company, Toys "R" Us
- Former EVP of Global Operations, PepsiCo
- Former CFO, PepsiCo
- Former Director, Johnson Controls

Ben Breier



- 3 years on Kindred's Board
- President, CEO, Kindred
- Former Chief Operating Officer, Executive Vice President, President of Hospital Division, President of Rehabilitation Division, Kindred

Jonathan Blum*



- 9 years on Kindred's Board
- Former Chief Global Nutrition Officer, Yum! Brands
- Former SVP & Chief Public Affairs Officer, Yum! Brands
- Director, Thornton's

Heyward Donigan*



- 4 years on Kindred's Board
- President, CEO & Director, Vitals
- Director, NxStage Medical
- Former President, CEO & Director, ValueOptions
- Former EVP & Chief Marketing Officer, Premera Blue Cross

Christopher Hjelm*



- 6 years on Kindred's Board
- EVP & Chief Information Officer, The Kroger Co.
- Director, Arcode Software Solutions
- Former Director, RehabCare Group

Fred Kleisner*



- 9 years on Kindred's Board
- Director, Ashford Hospitality Trust, Playtime LLC, Aimbridge Hospitality, Athora Holdings Bermuda
- Former President, CEO & Director, Morgans Hotel Group
- Former Director, Caesars Entertainment, Innkeepers USA Trust, Apollo Residential Mortgage

Sharad Mansukani (1)



- 2 years on Kindred's Board
- Senior Advisor, TPG
- Director, Surgical Care Affiliates, Immucor, IASIS Healthcare
- Former Director, Envision Pharmaceutical Services, IMS Health Holdings

Lynn Simon*



- 1 year on Kindred's Board
- President, Clinical Operations and Chief Medical Officer, Community Health Systems
- Former President, Clinical Services and Chief Quality Officer, Community Health Systems

[Box] **Transaction Committee Members**   * **Independent Director**

1. *Sharad Mansukani recused himself from this process due to existing relationship with TPG.*

Kindred Healthcare 18